Exhibit 99.1

FOR IMMEDIATE RELEASE	Company Contacts Investors: Jim Zeumer (248) 433-4527 email: jim.zeumer@pulte.com

PULTE HOMES REPORTS SECOND QUARTER 2009 FINANCIAL RESULTS

•	Reported Loss for the Quarter Narrows from First Quarter 2009

•	Second Quarter Net New Orders of 3,367 Homes, Up 11% from Q1 2009 on 9% Fewer Communities

•	Closings Total 2,500 Homes as Inventory of Unsold Homes Drops 42% from Prior Year

•	Quarter-end Backlog Valued at $1.1 Billion

•	Quarter-end Cash of $1.6 Billion After Use of $180 Million for Debt Reduction

•	Merger With Centex on Track to Close in Q3; Shareholder Vote Scheduled for August 18, 2009

Bloomfield Hills, MI, August 3, 2009 – Pulte Homes (NYSE: PHM) announced today financial results for its second quarter ended June 30, 2009. For the quarter, the Company reported total revenues of $679 million, compared with revenue of $1.6 billion in the prior year. Lower revenues for the quarter primarily reflect a year-over-year decline in homes closed in the quarter, combined with a decrease in average selling price.

Lower closings and revenues drove a net loss for the second quarter of $189.5 million, or $0.74 per share, compared with a net loss of $158.4 million, or $0.63 per share, for the prior year. The second quarter 2009 net loss includes pre-tax charges of $119.3 million, related to inventory impairments and other land-related charges, compared with charges of $220.1 million in the prior year. Second quarter 2008 results also reflect a tax benefit of $56.8 million, primarily due to an adjustment in the Company’s deferred income tax assets. In the first quarter 2009, Pulte Homes reported a net loss of $2.02 per share, inclusive of $410.2 million of pre-tax charges related to inventory impairments and other land-related charges.

“Pulte’s second quarter results reflect an industry under pressure as a weak economy, rising unemployment and soft consumer confidence continue to depress homebuying demand,” said Richard J. Dugas, Jr., President and CEO of Pulte Homes. “Although year-over-year performance numbers for the second quarter show the market stress, sequentially, we have seen some positive signs as net new orders increased 11 percent on 9 percent fewer communities, cancellation rates were stable and our unit backlog increased by 28 percent, or almost 900 homes. We also generated positive cash flow from operations in the quarter, and ended the period with $1.6 billion in cash, even after using approximately $180 million of cash to reduce outstanding debt.

“The current operating environment remains challenging, but we continue to successfully execute our immediate plans which emphasize cash generation and strengthening our balance sheet, while we pursue initiatives that support Pulte’s return to profitability.”

Second Quarter Results

Revenues from homebuilding settlements in the second quarter decreased 58% to $654 million, compared with $1.6 billion in the prior year. The change in revenue for the quarter reflects a 54% decrease in closings to 2,500 homes, combined with a 9% decrease in average selling price to $261,000.

The Company’s second quarter homebuilding pre-tax loss improved to $187.5 million, from a $221.3 million pre-tax loss in the prior year, as benefits from lower impairments and land-related charges were partially offset by the decline in revenues and lower homebuilding margins. Homebuilding SG&A expense of $114.1 million for the quarter was down $64 million, or 36%, compared with the prior year quarter.

Net new home orders for the second quarter were 3,367 homes, valued at $862 million, compared with 5,133 homes, valued at $1.4 billion in the comparable period last year. Pulte Homes’ ending backlog as of June 30, 2009, was valued at $1.1 billion (3,916 homes), compared with a value of $2.4 billion (8,254 homes) at the end of last year’s second quarter. At the end of the quarter, the Company’s inventory of unsold homes was 1,815 units, which is down 42% from the comparable 2008 period and down 24% from the first quarter of 2009.

At the end of the second quarter 2009, the Company’s debt-to-capitalization ratio was 58%, and on a net debt-to-capitalization basis was 38%.

The Company’s financial services operations reported a pre-tax loss of $9.4 million for the second quarter 2009, compared with pre-tax income of $10.8 million in the prior year. The pre-tax loss for the period reflects lower loan originations in-line with the reduced volume of homebuilder closings, as well as increased loan loss reserves. The mortgage capture rate for the quarter was 91%, compared with 92% for the same quarter last year.

Six Month Results

For the six months ended June 30, 2009, Pulte Homes’ net loss was $704 million, or $2.77 per share, compared with a net loss of $855 million, or $3.37 per share, for the prior year period. Consolidated revenues for the period were $1.3 billion, down 59% from $3.1 billion for the first six months of last year.

Revenues from homebuilding settlements for the period were $1.2 billion, compared with prior year revenues of $3.0 billion. Lower revenues for the period resulted from a 54% decrease in the number of homes closed to 4,647, combined with a 10% decrease in average selling price to $262,000.

Homebuilding pre-tax loss for the first six months ended June 30, 2009, improved to $695 million, compared with a $926 million pre-tax loss for the comparable period last year. The improvement in pre-tax loss for the period reflects the benefits of lower impairments and land-related charges offset by the decline in revenues and lower homebuilding margins realized during the first half of 2009. Homebuilding SG&A was $234 million, a decrease of $146 million, or 38%, from the prior year period. During the first six months of 2009, the Company recorded $530 million of impairments and land-related charges compared with impairments and land-related charges of $884 million for the prior year period.

For the first six months of 2009, the Company’s financial services operations realized a pre-tax loss of $10.1 million, compared with pre-tax income of $25.8 million in the prior year. The loss for the period reflects decreased loan-origination volume, which is in-line with the reduction in overall closings from the Company’s homebuilding operations, as well as increased loan loss reserves.

Update on Centex Merger

On July 17, 2009, Pulte Homes and Centex Corporation (NYSE: CTX) announced that the companies have scheduled their respective special meetings of shareholders for August 18, 2009. The primary purpose of the meetings is to allow each company’s shareholders to vote on the proposed merger between Pulte Homes and Centex. Both companies mailed definitive proxy materials to their respective shareholders on July 21, 2009.

“Our two organizations have invested thousands of hours into planning for the merger and post-close integration of our operations,” said Mr. Dugas, who upon completion of the merger will be named Chairman, President and CEO. “Everyone involved in this process understands the importance of successfully bringing our companies together and achieving the $350 million in annual synergy savings established at the outset of this merger.”

A conference call discussing Pulte Homes’ second quarter results will be held Tuesday, August 4, 2009 at 8:30 a.m. Eastern Time, and web cast live via Pulteinc.com. Interested investors can access the call via the Company’s home page at www.pulteinc.com.

About Pulte Homes

Pulte Homes, Inc., based in Bloomfield Hills, Mich., is one of America’s largest home building companies with operations in 48 markets and 25 states. During its 59-year history, the company has delivered more than 500,000 new homes. Since 2000, Pulte Homes operations have earned more top-three finishes than any other homebuilder in the annual J.D. Power and Associates New-Home Builder Customer Satisfaction Studysm. Under its Del Webb brand, Pulte is the nation’s largest builder of active adult communities for people age 55 and older. Its DiVosta Homes brand is renowned in Florida for its distinctive master-planned communities. Pulte Mortgage LLC is a nationwide lender offering Pulte customers a wide variety of loan products and superior service.

Websites: www.pulteinc.com; www.pulte.com; www.delwebb.com; www.divosta.com

Forward-Looking Statements

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may include, but are not limited to, statements about the benefits of the proposed transaction, including future financial and operating results, and the combined company’s plans, objectives, expectations and intentions. These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will” and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: the ability to obtain regulatory approvals of the merger on the proposed terms and schedule contemplated by the parties; the failure of Centex’s stockholders to approve the merger agreement; the failure of Pulte’s shareholders to approve either the charter amendment or the issuance of shares in the merger; the possibility that the proposed transaction does not close, including due to the failure to satisfy the closing conditions; the possibility that the expected efficiencies and cost savings of the proposed transaction will not be realized, or will not be realized within the expected time period; the risk that the Pulte and Centex businesses will not be integrated successfully; disruption from the proposed transaction making it more difficult to maintain business and operational relationships; interest rate changes and the availability of mortgage financing; continued volatility in, and potential further deterioration of, the debt and equity markets; competition within the industries in which Pulte and Centex operate; the availability and cost of land and raw materials used by Pulte and Centex in their homebuilding operations; the availability and cost of insurance covering risks associated with Pulte’s and Centex’s businesses; shortages and the cost of labor; adverse weather conditions which may slowdown the construction of, or damage, new homes built by Pulte or Centex; slow growth initiatives and/or local building moratoria; the ability to utilize net operating losses, built-in losses and other tax credit carryforwards; governmental regulation, including the effects from the Emergency Economic Stabilization Act, the American Recovery and Reinvestment Act and the interpretation of tax, labor and environmental laws; changes in consumer confidence and preferences; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See Pulte’s and Centex’s Annual Reports on Form 10-K and Annual Reports to Stockholders for the fiscal years ended December 31, 2008 and March 31, 2009, respectively, and other public filings with the Securities and Exchange Commission (the “SEC”) for a further discussion of these and other risks and uncertainties applicable to our businesses. Neither Pulte nor Centex undertakes any duty to update any forward-looking statement whether as a result of new information, future events or changes in our respective expectations.

Additional Information

In connection with the proposed transaction, Pulte and Centex each filed with the SEC a definitive joint proxy statement, which also constitutes a prospectus of Pulte. The joint proxy statement/prospectus was mailed to Pulte shareholders and Centex stockholders on or about July 21, 2009. Before making any voting or investment decision, investors are urged to read the definitive joint proxy statement/prospectus because it contains important information about the proposed transaction. You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website at www.sec.gov, by accessing Pulte’s website at www.pulte.com under the heading “Investor Relations” and from Pulte by directing a request to Pulte Homes, Inc., 100 Bloomfield Hills Parkway Suite 300, Bloomfield Hills, Michigan 48304, Attention: Investor Relations, and by accessing Centex’s website at www.centex.com under the heading “Investors” and from Centex by directing a request to Centex Corporation Investor Relations, P.O. Box 199000, Dallas, Texas 75219-9000.

Pulte and Centex and their respective directors and executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. You can find information about Pulte’s directors and executive officers in its definitive proxy statement filed with the SEC on April 7, 2009. You can find information about Centex’s directors and executive officers in its Form 10-K/A filed with the SEC on July 28, 2009. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the definitive joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available. You can obtain free copies of these documents from Pulte and Centex using the contact information above.

Pulte Homes, Inc.

Condensed Consolidated Results of Operations

($000’s omitted, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
CONSOLIDATED RESULTS:

Revenues:
Homebuilding	$657,882	$1,580,468	$1,223,225	$2,978,577
Financial Services	20,698	38,945	39,247	82,433

Total revenues	$678,580	$1,619,413	$1,262,472	$3,061,010

Pre-tax income (loss):
Homebuilding	$(187,483)	$(221,321)	$(694,916)	$(926,451)
Financial Services	(9,370)	10,802	(10,118)	25,846
Other non-operating	9,924	(4,708)	5,859	(7,678)

Loss before income taxes	(186,929)	(215,227)	(699,175)	(908,283)

Income taxes (benefit)	2,536	(56,810)	5,108	(53,722)

Net loss	$(189,465)	$(158,417)	$(704,283)	$(854,561)

EARNINGS PER SHARE - ASSUMING DILUTION:

Net loss	$(0.74)	$(0.63)	$(2.77)	$(3.37)

Shares used in per share calculations	254,764	253,454	254,672	253,310

Pulte Homes, Inc.

Condensed Consolidated Balance Sheets

($000’s omitted)

	June 30, 2009	December 31, 2008
	(Unaudited)
ASSETS

Cash and equivalents	$1,636,040	$1,655,264
Unfunded settlements	2,755	11,988
House and land inventory	3,677,085	4,201,289
Land held for sale	77,204	164,954
Land, not owned, under option agreements	159,360	171,101
Residential mortgage loans available-for-sale	90,595	297,755
Investments in unconsolidated entities	94,635	134,886
Other assets	658,195	697,652
Income taxes receivable	7,040	373,569

	$6,402,909	$7,708,458

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$175,087	$218,135
Customer deposits	57,147	40,950
Accrued and other liabilities	885,242	1,079,195
Collateralized short-term debt, recourse solely to applicable non-guarantor subsidiary assets	28,351	237,560
Income tax liabilities	133,203	130,615
Senior notes	2,974,373	3,166,305

Total liabilities	4,253,403	4,872,760
Shareholders’ equity	2,149,506	2,835,698

	$6,402,909	$7,708,458

Pulte Homes, Inc.

Segment Data

($000’s omitted)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
HOMEBUILDING:
Home sales (settlements)	$653,711	$1,555,137	$1,218,444	$2,951,568
Land sales	4,171	25,331	4,781	27,009

Homebuilding Revenue	657,882	1,580,468	1,223,225	2,978,577

Home cost of sales	(724,891)	(1,537,269)	(1,622,829)	(3,382,323)
Land cost of sales	(11,364)	(68,121)	(12,268)	(133,069)
Selling, general & administrative expense	(114,075)	(177,643)	(233,519)	(379,580)
Other income (expense), net	4,965	(18,756)	(49,525)	(10,056)

Pre-tax loss	$(187,483)	$(221,321)	$(694,916)	$(926,451)

FINANCIAL SERVICES:
Pre-tax income (loss)	$(9,370)	$10,802	$(10,118)	$25,846

OTHER NON-OPERATING:
Pre-tax income (loss):
Net interest income	$2,211	$5,644	$5,261	$12,118
Other income (expense), net	7,713	(10,352)	598	(19,796)

Total other non-operating	$9,924	$(4,708)	$5,859	$(7,678)

Pulte Homes, Inc.

Business Operating Data

($000’s omitted)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Homebuilding settlement revenues	$653,711	$1,555,137	$1,218,444	$2,951,568

Unit settlements:
Atlantic Coast	597	1,424	1,035	2,565
Gulf Coast	711	1,430	1,367	2,722
Midwest	290	615	563	1,238
Southwest	591	1,423	1,136	2,620
California	311	546	546	1,026

	2,500	5,438	4,647	10,171

Average selling price	$261	$286	$262	$290

Net new orders:
Atlantic Coast	916	1,279	1,676	2,605
Gulf Coast	866	1,278	1,622	2,801
Midwest	390	700	788	1,279
Southwest	850	1,420	1,612	2,887
California	345	456	691	963

	3,367	5,133	6,389	10,535

Net new orders—dollars*	$862,000	$1,413,000	$1,649,000	$2,874,000

Unit backlog:
Atlantic Coast			1,217	2,112
Gulf Coast			944	2,201
Midwest			496	869
Southwest			870	2,277
California			389	795

			3,916	8,254

Dollars in backlog			$1,061,000	$2,432,000

*	Net new order dollars represents a composite of new order dollars combined with other movement of the dollars in backlog related to cancellations and change orders.

Pulte Homes, Inc.

Business Operating Data, continued

($000’s omitted)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
MORTGAGE ORIGINATIONS:

Origination volume	1,890	3,931	3,501	7,445

Origination principal	$404,900	$877,300	$748,400	$1,680,700

Capture rate percentage	91.1%	92.3%	91.3%	91.2%

Pulte Homes, Inc. Supplemental Information ($000’s omitted) (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Interest expense:
Homebuilding (included in home cost of sales)	$33,318	$38,632	$88,323	$97,124
Financial Services	255	1,555	615	3,425
Other non-operating	436	708	914	1,456

Total interest expense	$34,009	$40,895	$89,852	$102,005

Depreciation & amortization	$11,825	$19,113	$24,803	$38,828